Exhibit (h)(4)

AMENDMENT TO AMENDED AND RESTATED TRANSFER AGENCY AND
DIVIDEND DISBURSING AGENCY AGREEMENT BY AND BETWEEN
TD WATERHOUSE FAMILY OF FUNDS, INC. AND
NATIONAL INVESTOR SERVICES CORP.

        Amendment as of __________, 200_ to the Amended and Restated Transfer Agency and Dividend Disbursing Agency Agreement dated as of September 8, 1999 (the “Agreement”), by and between TD WATERHOUSE FAMILY OF FUNDS, INC. (the “Company”) and NATIONAL INVESTOR SERVICES CORP. (“NISC”).

WITNESSETH:

WHEREAS, the Company and NISC desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Section 4 of the Agreement is hereby amended to replace the first sentence of Section 4 with the following, “For the services provided to the Company by NISC pursuant to this Agreement, except with respect to the Premium Class of the Money Market Portfolio, each Portfolio shall pay NISC on the first business day of each calendar month a fee for the previous month at an annual rate equal to .10 of 1% of such Portfolio’s average daily net assets (or Investor Class assets in the case of the Money Market Portfolio). With respect to the Premium Class of the Money Market Portfolio, such Portfolio shall pay NISC on the first business day of each calendar month a fee for the previous month at an annual rate equal to .05 of 1% of the Premium Class’ average daily net assets.”

2. Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD WATERHOUSE FAMILY OF FUNDS, INC.

By:	__________________________ Name: Title:

WITNESS:

___________________

NATIONAL INVESTOR SERVICES CORP.

By:	__________________________ Name: Title:

WITNESS:

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